Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: OTC Markets (GDPM)
Robert T. Barker, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES FINAL RESULTS OF TENDER OFFERS AND SPECIAL MEETING OF STOCKHOLDERS

HOUSTON, April 11, 2016 /PRNewswire/ — Goodrich Petroleum Corporation (OTC Markets: GDPM) (the “Company”) today announced final results of its previously announced offers to exchange newly issued shares of common stock, par value $0.20 per share (the “Common Stock”), for any and all of its Existing Unsecured Notes (as defined below) (the “Unsecured Notes Exchange Offers”) and for any and all shares of its Existing Preferred Stock (as defined below) (the “Preferred Exchange Offers,” and together with the Unsecured Notes Exchange Offers, the “Exchange Offers”). The Exchange Offers expired at 5:00, New York City time, on April 8, 2016 (the “Expiration Date”). Because the minimum tender conditions of the Exchange Offers were not met, the Company has not accepted for exchange any of the Existing Unsecured Notes or shares of Existing Preferred Stock validly tendered and not withdrawn prior to the Expiration Date. Also, a quorum was not reached at the Company’s special meeting of stockholders on April 8, 2016, with 29,740,123 shares of Common Stock present in person or by proxy at the meeting, representing only 38.75% of the issued and outstanding shares of the Company’s Common Stock as of the February 5, 2016 record date. The meeting was not further adjourned.

Unsecured Notes Exchange Offer Results

American Stock and Transfer & Trust Company, LLC (the “Exchange Agent”) has advised the Company that as of 5:00 p.m., New York City time, on April 8, 2016, approximately 62% of the Existing Unsecured Notes eligible for exchange were tendered, including all convertible notes converted to Common Stock since December 31, 2015, broken out as follows:

•	$80,308,000 of the 8.875% Senior Notes due 2019 (the “2019 Notes”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 69% of the 2019 Notes offered for exchange;

•	$103,000 of the 3.25% Convertible Senior Notes due 2026 (the “2026 Notes”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 24% of the 2026 Notes offered for exchange;

•	$2,812,000 of the 5.00% Convertible Senior Notes due 2029 (the “2029 Notes”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 42% of the 2029 Notes offered for exchange;

•	$42,788,000 of the 5.00% Convertible Senior Notes due 2032 (the “2032 Notes”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 45% of the 2032 Notes offered for exchange; and

•	$25,106,000 of the 5.00% Convertible Exchange Senior Notes due 2032 (the “2032 Exchange Notes” and, together with the 2019 Notes, the 2026 Notes, the 2029 Notes and the 2032 Notes, the “Existing Unsecured Notes”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 98% of the 2032 Exchange Notes offered for exchange.

Preferred Exchange Offer Results

The Exchange Agent, has advised the Company that as of 5:00 p.m., New York City time, on April 8, 2016, approximately 43% of shares of Existing Preferred Stock eligible for exchange were tendered, including all convertible preferred stock converted to Common Stock since December 31, 2015, broken out as follows:

•	286,075 shares of 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 19% of the Series B Preferred Stock offered for exchange;

•	1,107,326 depositary shares each representing 1/1000th of a share of the Company’s 10.00% Series C Cumulative Preferred Stock (such depositary shares, the “Series C Preferred Stock”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 35% of the Series C Preferred Stock offered for exchange;

•	1,275,424 depositary shares each representing 1/1000th of a share of the Company’s 9.75% Series D Cumulative Preferred Stock (such depositary shares, the “Series D Preferred Stock”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 34% of the Series D Preferred Stock offered for exchange; and

•	2,488,652 depositary shares each representing 1/1000th of a share of the Company’s 10.00% Series E Cumulative Convertible Preferred Stock (such depositary shares, the “Series E Preferred Stock” and, together with the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Existing Preferred Stock”) were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 70% of the Series E Preferred Stock offered for exchange.

As we have previously announced, the Company has elected to exercise its right to a grace period with respect to certain interest payments due March 15, 2016 and April 1, 2016 on our 8.875% Senior Notes due 2019, 8.00% Second Lien Senior Secured Notes due 2018, 8.875% Second Lien Senior Secured Notes due 2018, 5.00% Convertible Senior Notes due 2029, 5.00% Convertible Senior Notes due 2032 and our 5.00% Convertible Exchange Senior Notes due 2032. Such grace periods permit the Company 30 days to make the interest payments before an event of default occurs under the respective indentures governing the notes.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements.” Such forward-looking statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the OTC Markets.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494